MutualFirst Financial, Inc. Announces Completion of Stock Repurchase Program and Commencement of Additional 5% Repurchase Program

MUNCIE, Ind., Aug. 14 /PRNewswire-FirstCall/ -- MutualFirst Financial, Inc., (Nasdaq: MFSF) the holding company for MutualBank, announced it is completing its eighth repurchase program and intends to begin its ninth repurchase program of an additional 5% of its outstanding shares in the open market or otherwise. These shares will be purchased at prevailing market prices from time to time over a twelve-month period depending upon market conditions.
David W. Heeter, President and Chief Executive Officer of the Company, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock, and the strong capital position of the Company's subsidiary, MutualBank. Mr. Heeter stated: "We believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and our stockholders. We are pleased to have been able to repurchase 215,000 shares in our eighth repurchase program at an average cost of $13.62 per share since September of 2007."
As of June 30, 2008, the Company had consolidated total assets of $975.5 million and stockholders' equity of $83.4 million. The Company's stock is traded on the NASDAQ Stock Market under the symbol "MFSF."

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

SOURCE MutualFirst Financial, Inc.
-0- 08/14/2008
/CONTACT: David W. Heeter, MutualFirst Financial, Inc., +1-765-747-2880/
/First Call Analyst: /
/FCMN Contact: /
/Web site: http://www.mfsbank.com /
(MFSF)